UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)              October 10, 2016

HENNESSY ADVISORS, INC.

(Exact name of registrant as specified in its charter)

California	000-49872	68-0176227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 Redwood Blvd., Suite 200 Novato, California		94945
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number including area code:       (415) 899-1555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 10, 2016, Hennessy Advisors, Inc. (the “Company”) entered into a Third Amended and Restated Employment Agreement (the “Employment Agreement”) with Neil J. Hennessy in connection with his service as the chairman of the board of directors and chief executive officer of the Company and as chief investment officer and portfolio manager for the mutual funds managed by the Company.  The Employment Agreement amends and restates the Employment Agreement dated as of May 2, 2001, between Hennessy Advisors and Mr. Hennessy, as subsequently amended by Amendment No. 1, dated August 28, 2006, Amendment No. 2, dated December 18, 2008, Amendment No. 3, dated September 3, 2009, the Amended and Restated Employment Agreement, dated October 8, 2012, and the Second Amended and Restated Employment Agreement, dated February 21, 2014.

The Employment Agreement, as so amended and restated, made the following changes:

•	Updated the Employment Agreement to reflect the approval of Mr. Hennessy’s bonus arrangements by the Company’s shareholders in 2014.

•	Added a requirement that Mr. Hennessy provide 30 days’ advance notice to the Company prior to resigning without “good reason” (as defined in the Employment Agreement).

•	Provided that, upon a termination of employment by the Company without “cause” (as defined in the Employment Agreement) or by Mr. Hennessy for “good reason,” he will receive a severance payment equal to the sum of (i) (A) one year’s full base salary and an average bonus multiplied by (B) two and (ii) a pro‑rated quarterly bonus for the quarter in which Mr. Hennessy’s employment is terminated. He will also receive payment of any previously earned and deferred quarterly bonus following the end of the year in which his employment terminates.

•	To address the non-deductibility and excise taxes imposed by Internal Revenue Code Sections 280G and 4999 on “excess parachute payments,” added a “better of” provision pursuant to which, if the amounts payable under the agreement and any other agreement plan or arrangement would constitute an excess parachute payment and result in an excise tax being imposed on Mr. Hennessy under Internal Revenue Code Section 4999, Mr. Hennessy will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Hennessy.

•	Clarified that Mr. Hennessy’s rights to indemnification under the Employment Agreement are limited to litigation arising out of his employment under the Employment Agreement.

The Employment Agreement did not extend the existing term of Mr. Hennessy’s employment or increase his base salary or other benefits while employed.  The Employment Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

On October 10, 2016, the Company also entered into Amended and Restated Bonus Agreements with Teresa M. Nilsen, its Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Secretary, and Daniel B. Steadman, its Executive Vice President and Chief Compliance Officer.  The sole change made in the amended and restated agreements was to modify the approach taken in the agreements to the non-deductibility and excise taxes imposed by Internal Revenue Code Sections 280G and 4999 on “excess parachute payments.”  Prior to the amendment and restatement, the agreements included a provision under which benefits to be received by the executive in a change of control would be reduced to the extent necessary to avoid triggering such non-deductibility and excise taxes.  The amendment and restatement replaced this provision with a “better of” provision pursuant to which, if the amounts payable under the agreement and any other agreement plan or arrangement would constitute an excess parachute payment and result in an excise tax being imposed on the executive under Internal Revenue Code Section 4999, the executive will receive either the full amount of such payments or a lesser amount such that no portion of the payments will be subject to the excise tax, whichever would result in a greater after-tax benefit to the executive.  The Amended and Restated Bonus Agreements otherwise were unchanged and continue to provide for the previously disclosed payment of a one-time cash bonus to Ms. Nilsen and Mr. Steadman in the event of a “change of control,” as defined in the agreements.

The Amended and Restated Bonus Agreement for each of Teresa M. Nilsen and Daniel B. Steadman is attached as Exhibit 99.2 and Exhibit 99.3 hereto, respectively, and is incorporated herein by reference.

Item 9.01.                          Financial Statements and Exhibits

Exhibit	Description

99.1	Third Amended and Restated Employment Agreement, dated as of October 10, 2016, between Hennessy Advisors, Inc. and Neil J. Hennessy.

99.2	Amended and Restated Bonus Agreement, dated as of October 10, 2016, between Hennessy Advisors, Inc. and Teresa M. Nilsen.

99.3	Amended and Restated Bonus Agreement, dated as of October 10, 2016, between Hennessy Advisors, Inc. and Daniel B. Steadman.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 13, 2016	HENNESSY ADVISORS, INC. By: /s/ Neil J. Hennessy Neil J. Hennessy President and CEO

HENNESSY ADVISORS, INC.

Exhibit Index to Current Report on Form 8-K dated October 10, 2016

Exhibit	Description

99.1	Third Amended and Restated Employment Agreement, dated as of October 10, 2016, between Hennessy Advisors, Inc. and Neil J. Hennessy.

99.2	Amended and Restated Bonus Agreement, dated as of October 10, 2016, between Hennessy Advisors, Inc. and Teresa M. Nilsen.

99.3	Amended and Restated Bonus Agreement, dated as of October 10, 2016, between Hennessy Advisors, Inc. and Daniel B. Steadman.